Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated March 17, 2014

Registration No. 333-190407

FINAL TERM SHEET

Dated:  March 17, 2014

Issuers:	DIRECTV Holdings LLC (the “Company”) and DIRECTV Financing Co., Inc. (together with the Company, the “Issuers”)

Guarantors:	DIRECTV DIRECTV, LLC DIRECTV CUSTOMER SERVICES, INC. DIRECTV MERCHANDISING, INC. DIRECTV ENTERPRISES, LLC LABC PRODUCTIONS, LLC DIRECTV HOME SERVICES, LLC

Security:	4.450% Senior Notes due 2024

Principal Amount:	$1,250,000,000

Maturity:	April 1, 2024

Coupon (Interest Rate):	4.450% per annum

Benchmark Treasury:	2.750% due February 15, 2024

Benchmark Treasury Spot and Yield:	100-15 (2.696%)

Spread to Benchmark Treasury:	+180 basis points

Yield to Maturity:	4.496%

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing October 1, 2014

Make-Whole Call:	At any time prior to January 1, 2024 (three months prior to the maturity date of the notes), make-whole call at a discount rate of Treasury Rate plus 30 basis points

Par Call:	On or after January 1, 2024 (three months prior to the maturity date of the notes) at par

Price to Public:	99.630%

Settlement Date:	March 20, 2014 (T+3)

Trade Date:	March 17, 2014

Denominations:	$2,000 & $1,000

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. UBS Securities LLC

Co-Managers:

BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP / ISIN Number:	25459HBL8/US25459HBL87

The Issuers have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuers have filed with the Commission for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the Commission web site at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free, Barclays Capital Inc. at 1-888-603-5847 or Citigroup Global Markets Inc. at 1-800-831-9146 or Goldman, Sachs & Co. at 1-866- 471-2526 or UBS Securities LLC at 1-877-827-6444, ext. 5613884.